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                               CERTIFICATE OF AMENDMENT

                                          OF

                             CERTIFICATE OF INCORPORATION

                                          OF

                               TORREY INVESTMENTS INC.

         Torrey Investments, Inc., a Delaware corporation, hereby certifies as follows:

         FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article Fourth of the certificate of incorporation of said corporation to increase the total number of shares which the corporation shall have authority to issue, to create a new class of capital stock of the corporation to be known as Class B Common Stock and to set forth the powers, preferences and rights of the Common Stock and the Class B Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, so that, as amended, said Article shall read as follows:

         "FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,100 shares, of which 1,000 shares of the par value of $.01 per share shall be designated as "Common Stock" and 100 shares of the par value of $.01 per share shall be designated as "Class B Common Stock." The powers, preferences and rights of the Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be identical in all respects, except as otherwise required by law and except as follows:

         (a) Except as otherwise required by law, the holders of the Common Stock shall be entitled to one (1) vote per share and the holders of the Class B Com-

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    mon Stock shall be entitled to ten (10) votes per share on all matters on which stockholders are entitled to vote. Except as otherwise set forth herein the Common Stock and the Class B Common Stock shall vote together as a single class on all matters on which stockholders are entitled to vote.

              (b) The Common Stock and the Class B Common Stock shall each be entitled to vote separately as a class with respect to (i) amendments of this certificate of incorporation authorizing the corporation to issue additional shares of Common Stock or Class B Common Stock and
         (ii) other amendments of this certificate of incorporation that alter or change the powers, preferences or rights, or the qualifications, limitations or restrictions thereof, of their respective class of stock so as to affect them adversely and (iii) such other matters as may require class votes under the General Corporation Law of Delaware.

              (c) The holders of the Common Stock and the Class B Common Stock shall be entitled to share equally, on a per share basis, in all dividends declared from time to time by the Board of Directors of the corporation and in all distributions to stockholders upon any liquidation, dissolution or winding up of the corporation.

              (d) Each holder of a share of Class B Common Stock shall have the right at any time, or from time to time, to convert such share into one fully paid and nonassessable share of Common Stock. In order to exercise such conversion privilege, such holder shall surrender the certificate or certificates representing the shares of Class B Common Stock to be converted during usual business hours to the corporation at its principal office or at any office or agency of the corpora-


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         tion maintained for the transfer of the Common Stock together with a written notice of the election of such holder to convert the shares represented by such certificate or certificates or any portion thereof specified in such notice into Common Stock and stating the name(s) and address(es) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be registered. As promptly as practicable thereafter, the corporation shall issue and deliver to or upon the order of such holder a certificate or certificates for the number of shares of Common Stock issuable upon such conversion. In case any certificate for shares of Class. Common Stock shall be surrendered for conversion of only a part of the shares represented thereby, the corporation shall deliver to such holder a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate which are not being converted. Upon any conversion of shares of Class B Common Stock into shares of Common Stock, any dividends or other distributions payable to holders of records of shares of Class B Common Stock prior to the date of surrender of such certificate or certificates shall remain payable to such surrendering holder, and any dividends or other distributions payable to holders of record of shares of Common Stock prior to the date of surrender of such certificate or certificates shall remain payable to such holders.

              (e) No holder of any share of Class B Common Stock may transfer, and the corporation shall not register the transfer of, any share of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise. In the event of any purported or attempted transfer of any share of Class B Common


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    Stock or upon the death or adjudication of bankruptcy or incompetency of the holder of any share of Class B Common Stock, such share shall be deemed to have been converted into a share of Common Stock as of the date of such death or adjudication. There shall be noted conspicuously on the face of each certificate representing shares of Class B Common Stock that transfer and registration of transfer thereof are restricted as provided in this certificate of incorporation.

         (f) Shares of Class B Common Stock converted into Common Stock as provided herein shall resume the status of authorized but unissued shares of Class B Common Stock but shall not thereafter be issued except upon the affirmative vote or consent of the holders of a majority of the shares of Common Stock at the time outstanding."

         SECOND. In lieu of a vote of stockholders, written consent to the foregoing amendment had been given by the holders of all of the outstanding stock entitled vote to thereon in accordance with the provisions of Section 228 of the General Coporation Law of Delaware, and such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

         IN WITNESS WHEREOF, Torrey Investments Inc. has caused this certificate to be signed by Terence J. Gooding, its President, and attested by Shirlee A. Ewell, its Secretary, on the 25th day of June, 1991.

                                            TORREY INVESTMENTS INC.



Attest:                                     By /s/ Terence J. Gooding
                                               --------------------------
                                               Terence J. Gooding
By /s/ Shirlee A. Ewell
   ----------------------------
   Shirlee A. Ewell



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